SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 22, 2002

CATHAY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18630	95-4274680
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

777 North Broadway, Los Angeles, California	90012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(213) 625-4700

Not Applicable
(Former name or former address, if changed since last report)

Item 5.	Other Events and Regulation FD Disclosure.

     On March, 2002, Cathay Bancorp, Inc. issued the following press release:

Cathay Bancorp Announces Stock Split and Increase in Quarterly Cash Dividend

LOS ANGELES, March 22. Cathay Bancorp, Inc. (Nasdaq: CATY — news), the one-bank holding company for Cathay Bank, announced today that the company’s Board of Directors approved a two-for-one split of the company’s common stock, in the form of a 100% stock dividend, payable May 9, 2002, to stockholders of record on April 19, 2002, the 40th Anniversary of Cathay Bank. Stockholders will receive one additional share for every one share of Cathay Bancorp common stock held on the record date.

Dunson K. Cheng, Chairman and President of Cathay Bancorp said, “In recognition of the performance of the company and its stock price, which has been trading at or near its historic closing highs, and to commemorate the 40th Anniversary of Cathay Bank, we are splitting our company’s common stock to help make it more accessible to a wider range of investors and improve its liquidity.”

The Board of Directors also approved a first quarter cash dividend of 28 cents per share on a pre-split basis payable April 16, 2002, to stockholders of record on April 1, 2002. This dividend represents a 12 percent increase from the 25 cents per share dividend paid on a pre-split basis in the previous quarter.

Cathay Bancorp, Inc. is the one-bank holding company for Cathay Bank. Cathay Bank was founded in 1962 and offers a wide range of financial services. The Bank now operates 12 branches in Southern California, seven branches in Northern California, two branches in New York State, one branch in Houston, Texas, and representative offices in Taiwan and Hong Kong. In addition, branches in Sacramento, California, and Brooklyn, New York, and a representative office in Shanghai, China, are scheduled to open during this year. Cathay Bank’s web page is found at www.cathaybank.com .

Forward-Looking Statements

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Cathay Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include those described in Cathay Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2001, its Quarterly Reports on Form 10-Q, and other filings it makes with the Securities and Exchange Commission from time to time. Cathay Bancorp has no intention and undertakes no obligation to update any forward- looking statements or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2002

Cathay Bancorp, Inc. By: /s/ DUNSON K. CHENG —————————————— Dunson K. Cheng Chairman and President